Exhibit 99.1

P O Box 3395

West Palm Beach, FL

33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

Florida Public Utilities Announces Third Quarter 2004 Results

West Palm Beach, FLA, November 10. Florida Public Utilities (AMEX: FPU) reported third quarter ended September 30, 2004 income from continuing operations of $221,000 or $ .05 per share, compared with a loss from continuing operations for the same period last year of $82,000 or $ .02 per share.  Total revenues for the quarter increased by $2,555,000 or 12%. Income from continuing operations for the nine months ended September 30, 2004 was $2,156,000 or $ .54 per share, compared to last year of $2,213,000 or $ .56 per share.  Income from discontinued operations for the nine months ended September 30, 2003 was $9,816,000 or $2.52 per share.

The Company experienced a significant increase in electric revenues in the quarter and year to date, primarily attributable to the rate relief granted in March 2004 and higher fuel revenue that resulted from increased fuel costs. Revenue for propane also increased in both the quarter and year to date due to customer growth and higher rates charged for propane. Natural gas revenue increased for the quarter primarily due to increased fuel costs. Year to date revenue for natural gas was lower than last year, primarily due to revenue associated with a non-recurring termination fee of $1.5 million recorded in 2003.

Impacting the quarter and year to date income from continuing operations were increased total operating expenses.  Higher revenues were offset by increased pension, insurance, and benefit related expenses experienced in 2004. Other expense increases included depreciation and amortization due to normal plant growth.

The Company successfully completed a request for rate relief with the Florida Public Service Commission (FPSC) for the electric segment in the first quarter of 2004. Annual rate relief in the amount of approximately $1.8 million was granted mid-March 2004. On October 19, 2004 the Company was granted natural gas rate relief of approximately $5.9 million annually.  Interim rate relief of $1.2 million became effective August 5, 2004, with the remaining $4.7 million effective on November 18, 2004.

The Company incurred storm related expenses due to the hurricanes in 2004 and charged those expenses to storm reserves. The expenses incurred for the electric areas had storm reserves that covered the amounts incurred for the hurricanes. The natural gas areas had expenses exceeding current storm reserves and have deferred those expenses pending a request to the FPSC for recovery through a surcharge. The Company will file a natural gas petition with the FPSC to request recovery of these storm expenses along with an amount for a future storm reserve. Management feels the FPSC will allow recovery through a special surcharge to customers over a period of time in the future. As of September 30, 2004 there is $375,000 of natural gas storm expenses that have been deferred and are classified as a regulatory asset. Additional charges for repairs performed in the fourth quarter are expected and will be included in the petition for recovery.  The recovery of storm damages, if any, is expected to be determined in early 2005. If the FPSC does not approve the Company's request for a special surcharge to customers or disallows a portion of the costs charged to the reserve, expenses will increase by the disallowed portion.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those relating to management’s belief that the FPSC will allow recovery of storm related expenses exceeding current storm reserves through a special surcharge to customers and that the FPSC will make its determination on these storm expenses in early 2005.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties relate to the regulatory review process of the FPSC, which is beyond the control of the Company.

Key operating results for the third quarter and year to date 2004 compared to the third quarter and year to date 2003 are summarized below:

Florida Public Utilities
(dollars in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total Revenues	$ 24,183	$ 21,628	$ 79,637	$ 77,186

Net Income (Loss) from Continuing Operations	$ 221	$ (82)	$ 2,156	$ 2,213

Income (Loss) from Discontinued Operations - water division	$ -	$ (5)	$ -	$ 9,816

Net Income(Loss)	$ 221	$ (87)	$ 2,156	$ 12,029

Earnings (Loss) for Common Stock	$ 214	$ (94)	$ 2,135	$ 12,008

Earnings (Loss) Per Common Share – basic & diluted:
Continuing Operations	$ .05	$ (.02)	$ .54	$ .56

Discontinued Operations-water division	-	-	-	2.52
Total	$ .05	$ (.02)	$ .54	$ 3.08

Average Shares Outstanding	3,944,798	3,912,398	3,935,232	3,902,288

Average Customers	90,000	86,000	91,000	86,000

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.